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                                                            EXHIBIT 21
                                                      PLEXUS 1998 10-K


                          Subsidiaries of Plexus Corp.



1.       Electronic Assembly Corporation, a Wisconsin corporation

2.       Technology Group Inc., a Wisconsin corporation

3.       Plexus General Partner Corp., a Wisconsin corporation

4.       PAC Acquisition Corp., a Wisconsin corporation